Exhibit 2.2

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2020 (“Effective Date”), by and among ARKO Corp. (“Buyer”), Haymaker Acquisition Corp. II (“Haymaker”) and each of the entities that are parties hereto and listed on Exhibit B attached hereto (collectively, including the holders of Existing Ares Warrants and DK Blocker Seller, the “Sellers” and each, individually, a “Seller”). Buyer, Haymaker and Sellers are each referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein without definition herein shall have the meanings ascribed to such term in the Business Combination Agreement, dated as of the date hereof, by and among Buyer, Haymaker, Punch US Sub, Inc., Punch Sub Ltd. and ARKO Holdings Ltd. (“Arko”), as amended, restated, or otherwise modified from time to time (the “BCA”).

RECITALS

A.

Each Seller (other than DK Blocker Seller) owns the membership interests in GPM Investments, LLC (the “Company”) set forth on Exhibit A attached hereto under the heading “Membership Interests” (the “Membership Interests”) opposite such Seller’s name;

B.	GPM Owner, LLC (“DK Blocker Seller”) owns 100% of the equity securities of GPM Holdings, Inc. (“DK Blocker”) set forth on Exhibit A attached hereto opposite DK Blocker’s name;

C.

As of the date hereof, DK Blocker owns all of the outstanding equity securities of GPM Member, LLC (“GPM Member”), and GPM Member owns the Membership Interests set forth on Exhibit A. Prior to the Closing, GPM Member will be merged with and into DK Blocker with DK Blocker as the surviving entity such that DK Blocker shall directly own the Membership Interests set forth on Exhibit A identified as being owned by GPM Member;

D.

Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, all of such Seller’s (a) Member Units (as defined in the Sixth Amendment and Restatement of the Limited Liability Company Agreement of the Company dated February 28, 2020, as amended, restated, or otherwise modified from time to time (the “LLC Agreement”)), (b) warrants, options or other rights to purchase or otherwise acquire securities described in clause (a), (c) equity appreciation rights or profits interests relating to the Company, (d) obligations, evidences of indebtedness or other securities or interests, but only to the extent convertible or exchangeable into securities described in clauses (a), (b) or (c), including its Membership Interests, and (e) with respect to DK Blocker Seller equity securities in DK Blocker, in each case, whether now owned or hereafter acquired (clauses (a) through (e), collectively, are referred to as “Equity Securities”); provided that the Existing Ares Warrants shall be exchanged for the New Ares Warrants; and

E.

Buyer and each Seller intend that the transfers to Buyer contemplated by this Agreement, taken together with the transactions contemplated by the BCA, constitute an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions, representations, warranties and agreements contained herein, the Parties agree as follows:

ARTICLE 1

PURCHASE, SALE AND CONTRIBUTION OF EQUITY SECURITIES

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), each Seller agrees to contribute, sell and transfer to Buyer, and Buyer agrees to purchase from each Seller such Seller’s right, title and interest in and to its Equity Securities.

Section 1.2 Consideration. The consideration to be paid by Buyer to each Seller at Closing for such Seller’s Equity Securities shall be equal to the number of shares of Parentco Common Stock set forth on Exhibit B attached hereto, and (iii) in the case of the holders of Existing Ares Warrants, the number of New Ares Warrants set forth on Exhibit B attached hereto, in each case, opposite such Seller’s name on Exhibit B attached hereto.

Section 1.3 Transfer Taxes. Buyer shall pay, and shall reimburse each Seller for, any sales, use, stamp, registration or transfer Taxes, documentary charges, recording fees or similar Taxes, charges, fees or expenses, if any, that become due and payable as a result of the sale of such Seller’s Equity Securities as contemplated by this Agreement (“Transfer Taxes”); provided that, for the avoidance of doubt the term Transfer Taxes does not include any income Taxes of any party. Buyer and Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

Section 1.4 Payment Procedures. Buyer shall make arrangements with the Exchange Agent in accordance with Section 2.2(a) with respect to the payment by the Exchange Agent of the consideration due to each Seller pursuant to Section 1.2. Buyer shall include provisions in the Exchange Agent Agreement to provide for such payments in accordance with Section 2.2(a).

Section 1.5 Contribution. Immediately following the Closing, without any further action on the part of Buyer, Haymaker, or any other person or entity, the Equity Interests purchased at the Closing shall be contributed by Buyer to Haymaker in a transfer intended to be governed by Section 351 of the Code. Buyer and Haymaker shall report the transaction in all Tax Returns consistent with the foregoing and shall take no position contrary to the foregoing in any Tax audit or other Action except to the extent required by a final determination of a taxing authority.

ARTICLE 2

CLOSING

Section 2.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of all Equity Securities (the “Closing”, and the date on which the Closing happens, the “Closing Date”) shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 on the Closing Date (as defined in the BCA). All transactions to be effectuated at the Closing, including but not limited to the transactions contemplated by the BCA, shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered for each transaction; provided that, notwithstanding the foregoing, the contribution pursuant to Section 1.5 shall occur immediately following the Closing.

Section 2.2 Transactions to be Effected at Closing. At Closing, the following shall occur:

(a) Buyer shall instruct the Exchange Agent to issue the shares of Parentco Common Stock due to each Seller pursuant to Section 1.2;

(b) DK Blocker and each Seller (other than DK Blocker Seller) shall deliver to Buyer all certificates representing its Equity Securities in the Company, which Buyer shall deliver to the Company for cancellation and (in the case of the Membership Interests) reissuance to Haymaker;

(c) DK Blocker Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the transfer of the Equity Securities of DK Blocker;

(d) each Seller shall deliver to Buyer either (i) an IRS Form W-9 or (ii) an affidavit and certification of non-foreign status complying with the requirements of Section 1446(f) of the Code and Treasury Regulation section 1.1445-2(b)(2)(iv) in form and substance satisfactory to Buyer;

(e) conditioned upon DK Blocker receiving an affidavit and certification from the Company that equity interests in the Company are not U.S. real property interests, complying with the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Code (a “US Real Property Certificate”), DK Blocker shall deliver to Buyer a US Real Property Certificate that the shares of capital stock in DK Blocker are not U.S. real property interests, in form and substance satisfactory to Buyer (and within the time frames required by applicable Treasury Regulations Section 1.897-2(h)(2) DK Blocker shall mail to the Internal Revenue Service the information relating thereto required by such Treasury Regulation);

(f) Buyer shall deliver to Sellers a fully executed counterpart of the Registration Rights Agreement and Lock-Up Agreement;

(g) each Seller shall deliver to Buyer a fully executed counterpart of the Registration Rights Agreement and Lock-Up Agreement;

(h) all Sellers who have the right to designate managers of the Company will deliver the designee’s resignation (or cause the removal of the designee from the board of managers of the Company);

(i) Ares shall deliver to Buyer all the Existing Ares Warrants, which Buyer shall deliver to the Company for cancellation;

(j) Buyer shall issue to Ares the New Ares Warrants; and

(k) the Company shall issue to Haymaker one or more certificates representing the Membership Interests acquired by Buyer pursuant to this Agreement and contributed to Haymaker pursuant to Section 1.5.

Section 2.3 Withholding Tax. Buyer shall be entitled to deduct and withhold from the consideration to be paid to each Seller pursuant to this Agreement all U.S. federal income Taxes that Buyer may be required to deduct and withhold under applicable Tax law with respect to making any such payment to such Seller (it being agreed that Buyer shall be permitted to satisfy any Tax withholding requirement with respect to the consideration hereunder by selling or otherwise disposing of a sufficient number of such shares out of the consideration due to such Seller hereunder which will satisfy any deduction or withholding requirements with respect to the consideration hereunder, which may be required under any applicable Law). Buyer shall use commercially reasonable efforts to provide each Seller with reasonable advance notice of it is intention to make such deduction or withholding (except that such notice provisions shall not apply in the event that withholding results from the failure of a Seller or DK Blocker to deliver the forms required to be delivered in Section 2.2(d) or Section 2.2(e)) and shall cooperate in good faith with each applicable Seller to accept properly executed documentation that establishes such Seller’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and paid to the appropriate governmental authority, all such withheld amounts shall be treated as having been delivered to the applicable Seller in respect of whom such deduction and withholding was made.

ARTICLE 3

ASSIGNMENT OF RIGHTS AND OBLIGATIONS; JOINDER; CERTAIN ARES PROVISIONS

Section 3.1 Assignment of Rights and Obligations. Each Seller assigns to Buyer, effective upon the Closing, all of such Seller’s rights, title and interest (a) in its Equity Securities and (b) under the LLC Agreement and any other Organizational Documents of the Company or DK Blocker, to the extent that such rights pertain to its Equity Securities (including any Capital Contributions and Capital Account associated therewith (as such terms are defined in the LLC Agreement)).

Section 3.2 Joinder. Buyer hereby agrees, effective upon the Closing, to be bound by, and to assume all obligations under, the LLC Agreement, to the extent such obligations pertain to any Membership Interests, in the same manner as if Buyer were an original signatory to the LLC Agreement. If Buyer is not already a party to the LLC Agreement, its signature page to this Agreement shall constitute a counterpart signature page to the LLC Agreement. Buyer and Sellers hereby authorize the Company to update the Register to reflect the transfer of the Equity Securities.

Section 3.3 Certain Ares Provisions.

(a) Ares Put Right. Within the 30 day period (the “Election Period”) following February 28, 2023 (the “Trigger Date”), Ares (as defined in the LLC Agreement) shall be entitled to require Buyer to purchase the shares of Parentco Common Stock received by Ares pursuant to this Agreement (the “Ares Shares”) at the Put Price (as defined below) (such right, the “Ares Right”). The Ares Right may be exercised by delivering irrevocable written notice to Buyer during the Election Period. Upon receipt of such notice, Buyer shall be entitled, at its option (by written notice from the Buyer within 5 business days following receipt of Ares’ exercise notice), to either purchase the Ares Shares for cash, or in lieu of such purchase, Buyer may issue additional shares of Parentco Common Stock (the “Additional Shares”) to Ares in an amount sufficient so that the value of the Ares Shares and the Additional Shares (both with a value based on the Buyer VWAP), and all dividends, distributions, or other payments received by Ares in respect of the Ares Shares or Ares’ Member Units (the “Dividend Payments”), collectively equal $27,294,053. The Ares Right will automatically expire upon the earliest of (i) if during the period between the Closing Date and the Trigger Date (the “Holding Period”), the shares of Parentco Common Stock trade at a sale price of at least 105% of the Put Price on any 20 trading days within any 30 trading day period (such 30 trading day period, the “Sale Window”); provided that (a) during such 20 trading days the average number of shares of Parentco Common Stock traded per trading day is at least 1.25 million and (b) the Ares Shares are freely tradable during the entirety of the Sale Window, which, for the avoidance of doubt, shall mean that the Ares Shares are free from any contractual, legal or other restrictions on selling such shares during each day of the Sale Window, (ii) if Ares (or any direct or indirect Ares Permitted Transferee) sells or otherwise Transfers any of the Ares Shares during the Holding Period to a party that is not an Ares Permitted Transferee, or (iii) Ares does not provide the notice of exercise of the Ares Right within the Election Period. “Ares Permitted Transferee” means a Person that is (and remains, for so long as such Person holds any Ares Shares) an Affiliate of Ares or a fund, investment vehicle or other entity that is (and remains, for so long as such Person holds any Ares Shares) controlled, managed or advised by Ares or any of its Affiliates.

(b) Certain Definitions.

(i) “Buyer Securities” means: (A) Parentco Common Stock; (B) Parentco preferred stock; and (C) warrants, rights or options to acquire capital described in clauses (A) or (B) and “Buyer Security” shall have a corresponding meaning.

(ii) “Buyer VWAP” means the volume weighted average price of Parentco Common Stock for a 30 trading day period ending on the Trigger Date (or, if the Trigger Date is not a trading day, ending on the trading day immediately preceding the Trigger Date), on Nasdaq or other stock exchange or, if not then listed, Buyer’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(iii) “Put Price” means a price per share equal to $12.935 and such price shall be reduced each time Ares receives a Dividend Payment by the amount that is equal to the amount of the Dividend Payment per share. The Put Price shall be adjusted proportionately to reflect any stock split, reverse stock split, or other similar adjustment in respect of the Parentco Common Stock during the Holding Period.

(iv) “Transfer” means the transfer, directly or indirectly and including by operation of law, of ownership of Buyer Securities by any means, including, without limitation: (A) the acquisition or issuance of any option, warrant, convertible security, pledge or other security interest or similar right to acquire

Buyer Securities or the exercise of such an existing right that results in a transfer of Buyer Securities; (B) the entering into of any swap, hedge or other arrangement that results in the transfer of any of the economic benefits of ownership of Buyer Securities from the owner of such Buyer Securities; or (C) any other direct or indirect transfer of Buyer Securities.

(c) Termination. Notwithstanding anything to the contrary, Ares’ rights pursuant to Article 18 of the LLC Agreement shall terminate upon the Closing.

(d) Ares Notification Obligation. Ares shall promptly, and in any event within 5 business days, provide Buyer with written notice of any sale or other Transfer of Ares Shares during the Holding Period. Upon request by Buyer, Ares shall promptly, and in any event within 5 business days, provide Buyer with a written certification that it has not sold or otherwise Transferred any Ares Shares during the Holding Period (or, if it cannot provide such certification, then Ares shall provide written notice of such sale or other Transfer within 5 business days following such a Buyer request).

(e) Ares Warrants. At the Closing, Ares shall exchange its warrants to acquire Member Units (the “Existing Ares Warrants”) for warrants to purchase 1.1 million shares of Parentco Common Stock for an exercise price of $10 per share, with an exercise period of 5 years from the date of the Closing, in the form attached as Exhibit C hereto (the “New Ares Warrants”).

ARTICLE 4

REPRESENTATION AND WARRANTIES

Section 4.1 Representation and Warranties of Each Seller. Each Seller hereby represents and warrants to Buyer, severally and not jointly, solely on behalf of such Seller, as of the date hereof and as of the Closing, as follows (except that DK Blocker Seller does not make the representations and warranties contained in Section 4.1(c)):

(a) Such Seller has the full right, power and authority to enter into and perform such Seller’s obligations under this Agreement and to transfer (or exchange, in the case of the Existing Ares Warrants) its Equity Securities under this Agreement. Such Seller has been duly organized and is validly existing and in good standing under the laws of its organization as the type of entity it purports to be and all corporate or other entity actions necessary for the execution of this Agreement and the performance of such Seller’s obligations hereunder has been taken or will be taken prior to the Closing. The person(s) executing and delivering this Agreement on behalf of such Seller are duly authorized to do so. This Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(b) No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of such Seller in connection with the valid execution and delivery of this Agreement or the performance of such Seller’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing.

(c) Such Seller is the sole record and beneficial owner of its Equity Securities (including the Membership Interests and the Existing Ares Warrants set forth opposite its name on Exhibit A attached hereto) and has, and at the Closing will have, the full right, power and authority to sell and transfer (or exchange, in the case of the Existing Ares Warrants) its Equity Securities (including such Membership Interests) hereunder, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction; provided, however, that its Equity Securities are and will remain subject to (i) the terms and conditions of the LLC Agreement for so long as the LLC Agreement is in full force and effect, (ii) restrictions on transfer under applicable state and federal securities laws, and (iii) the pledge of such Equity Securities in favor of (1) Ares Capital Corporation (in its capacity as the collateral agent acting for the benefit of the secured parties) pursuant to the Security Pledge Agreement dated as of February 28, 2020 (as amended or otherwise modified from time to time) by and among the grantors party thereto, the Company, and Ares Capital Corporation (in its capacity as the collateral agent acting for the benefit of the secured parties) and (2) PNC Bank, National Association (in its capacity as agent acting for the benefit of the lenders) pursuant to the Amended, Restated and Consolidated Collateral Pledge Agreement dated as of February 28, 2020 (as amended or otherwise modified from time to time) by the pledgors party thereto in favor of PNC Bank, National Association (in its capacity as agent acting for the benefit of the lenders) (the pledge described in clause (iii), the “Ares and PNC Pledge”).

(d) There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to such Seller’s knowledge, threatened against or by such Seller (a) relating to or affecting its Equity Securities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e) The shares of Parentco Common Stock to be acquired by such Seller hereunder (or upon exercise of the New Ares Warrants) will be acquired by such Seller for such Seller’s own account, for investment, and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).

(f) At no time has such Seller presented Buyer or any other party with, or solicited Buyer or any other party through, any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the Equity Securities.

(g) Such Seller understands that the shares of Parentco Common Stock to be issued to them under this Agreement (or upon exercise of the New Ares Warrants) and the New Ares Warrants will be issued in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of such Parentco Common Stock and the New Ares Warrants will not have been, as of the Closing, registered under the Securities Act. Such Seller understands that his or its shares of Parentco Common Stock and the New Ares Warrants (it being understood that the New Ares Warrants are also subject to the transfer restrictions contained in such New Ares Warrants) may not be resold, transferred, pledged or otherwise disposed of by him or it absent an effective registration statement under the Securities Act, except (i) to Parentco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry position or certificates representing such shares of Parentco Common Stock or the New Ares Warrants shall contain a legend to such effect. Such Seller is “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by the Transaction Documents. Such Seller is acquiring any New Ares Warrants and the shares of Parentco Common Stock as provided in the Transaction Documents (or upon exercise of the New Ares Warrants) solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in Parentco Common Stock and the New Ares Warrants, and is capable of bearing the economic risks of such investment, including a complete loss of his or its investment in Parentco Common Stock and the New Ares Warrants.

(h) Such Seller is not bound by any agreement, and does not have any current plan or intention, to sell, transfer or dispose of any shares of Parentco Common Stock or New Ares Warrants received as consideration pursuant to this Agreement, in each case, for resale or with a view to distribution thereof in violation of Securities Act.

Section 4.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers, on the date hereof and as of the Closing, as follows:

(a) Buyer has the full right, power and authority to enter into and perform Buyer’s obligations under this Agreement and to purchase the Equity Securities under this Agreement. Buyer has been duly organized and is validly existing and in good standing under the laws of its organization as the type of entity it purports to be and all corporate or other entity actions necessary for the execution of this Agreement and the performance of Buyer’s obligations hereunder have been taken or will be taken prior to the Closing. The person(s) executing and delivering this Agreement on behalf of Buyer are duly authorized to do so. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b) No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the performance of Buyer’s obligations hereunder.

(c) There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(d) All Equity Securities to be acquired by Buyer hereunder will be acquired by Buyer for Buyer’s own account, for investment, and not for resale or with a view to distribution thereof in violation of the Securities Act.

(e) Buyer understands that the Equity Securities have not been registered under the Securities Act by reason of the exemption from the registration requirements of the Securities Act contained in Section 4(a)(1) thereof, and that the availability of such exemption depends upon, among other things, the bona fide nature of Buyer’s investment intent as expressed herein.

(f) Buyer acknowledges and understands that the Equity Securities acquired by it hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Buyer understands that any certificate representing the Equity Securities will be imprinted with a legend which prohibits the transfer of the Equity Securities unless they are registered or, in the opinion of counsel satisfactory to the Company, such registration is not required.

(g) Buyer further acknowledges and confirms that (i) Buyer is capable of bearing the economic risk and burden of its investment in the Equity Securities and the possibility of a complete loss of all of such investment, (ii) at no time was Buyer presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising, (iii) Buyer has substantial experience in investing in securities and therefore has the ability to “fend for itself” in connection with its investment in the Equity Securities, and (iv) Buyer has obtained sufficient information concerning the Company, its business, financial condition and prospects to reach an informed and knowledgeable decision to acquire the Equity Securities.

Section 4.3 Representations and Warranties of DK Blocker and DK Blocker Seller. Each of DK Blocker Seller and DK Blocker hereby jointly and severally, as of the date hereof and as of the Closing, represent and warrant to Buyer as follows:

(a) DK Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Other than the membership interests in GPM Member, LLC held directly by DK Blocker, and the Membership Interests in the Company owned indirectly by DK Blocker (and, subsequent to the merger of GPM

Member, LLC and DK Blocker, the Membership Interests in the Company held directly by DK Blocker), DK Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, limited liability company, partnership, joint venture or business association or other entity.

(b) DK Blocker has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein. The execution and delivery of this Agreement by DK Blocker, and the consummation by DK Blocker of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary action, and no other proceedings on the part of DK Blocker are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by DK Blocker and the person(s) executing and delivering this Agreement on behalf of DK Blocker are duly authorized to do so. This Agreement constitutes the valid and binding obligation of DK Blocker, enforceable against DK Blocker in accordance with its terms.

(c) The authorized capital stock of DK Blocker consists of 100 shares of common stock (the “DK Blocker Shares”), all of which, as of the date hereof, are issued and outstanding and held (beneficially and of record) by DK Blocker Seller. All outstanding DK Blocker Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by DK Blocker Seller free and clear of all liens, other than transfer restrictions under applicable federal and state securities laws and the Organizational Documents of DK Blocker. As of the date hereof, other than the Participation Agreements, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DK Blocker or obligating DK Blocker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, DK Blocker. As of the Closing Date, there shall be no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DK Blocker or obligating DK Blocker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, DK Blocker. “Participation Agreements” means (i) that certain Participation Agreement, made as of January 1, 2017, by and between GPM Member LLC and Davidson Kempner Long-Term Distressed Opportunities Fund II LP and (ii) that certain Participation Agreement, made as of October 2, 2015, by and between GPM Owner LLC and Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP, in each case, as such agreement may be amended, restated, modified, supplemented, and/or replaced from time to time. From and after the Closing Date, neither Buyer, DK Blocker, nor the Company shall have any obligations under or relating to any Participation Agreement. As of the Closing Date, DK Blocker Seller will be the sole record and beneficial owner of DK Blocker, and no other person or entity will have any economic or other rights (including any participation with respect to the equity of, distributions from, or other economic interests in DK Blocker, GPM Member, or the Membership Interests owned by DK Blocker or GPM Member) with respect to DK Blocker, GPM Member, or the Membership Interests owned by DK Blocker or GPM Member (it being agreed and acknowledged that, as of the Closing Date, the Participation Agreements shall entitle the beneficiaries thereunder to a portion of the consideration to be paid to DK Blocker Seller under this Agreement).

(d) (1) As of the date hereof, GPM Member, LLC is the sole record and beneficial owner of the Membership Interests set forth opposite its name on Exhibit A attached hereto, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction other than as set forth in the Participation Agreements, and (2) as of the Closing Date, DK Blocker shall be the sole record and beneficial owner of the Membership Interests set forth opposite its name on Exhibit A attached hereto, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction; provided, however, that as of the date hereof and as of the Closing Date, the Membership Interests held by GPM Member, LLC and, subsequently following the merger of GPM Member, LLC and DK Blocker, by DK Blocker are and will remain subject to (i) the terms and conditions of the LLC Agreement for so long as the LLC Agreement is in full force and effect, (ii) restrictions on transfer under applicable state and federal securities laws, and (iii) the Ares and PNC Pledge.

(e) The execution and delivery of this Agreement by DK Blocker does not, and the performance of this Agreement by DK Blocker will not, (i) materially conflict with or violate the Organizational Documents of DK Blocker; (ii) materially conflict with or violate any Law applicable to DK Blocker or by which any of its property or assets is bound or affected; or (iii) result in any material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of DK Blocker pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on DK Blocker.

(f) No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of DK Blocker Seller or DK Blocker in connection with the valid execution and delivery of this Agreement or the performance of DK Blocker Seller’s and DK Blocker’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing.

(g) DK Blocker is in compliance in all material respects with all applicable Laws of applicable Governmental Authorities.

(h) There is no Action pending or, to the knowledge of DK Blocker, threatened in writing against DK Blocker, or any property or asset of DK Blocker (including the Membership Interests directly or indirectly held by it), before any Governmental Authority. Neither DK Blocker nor any material property or asset of DK Blocker is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of DK Blocker, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

(i) To the knowledge of DK Blocker Seller, DK Blocker (i) was formed solely for the purpose of holding the Membership Interests held by it, (ii) has not conducted any business or engaged in any activities other than those related to holding the Membership Interests held by it, (iii) has no assets other than the Membership Interests held by it and (iv) has no liabilities.

(j) DK Blocker does not currently have any employees and, to the knowledge of DK Blocker Seller, DK Blocker has never had any employees.

(k) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DK Blocker.

(l) Taxes

(i) DK Blocker is currently, and, to the knowledge of DK Blocker Seller, has been at all times since formation, been treated as a corporation for U.S. federal and state income tax purposes.

(ii) To the knowledge of DK Blocker Seller, DK Blocker (A) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns have been filed in a manner consistent with the information (including IRS Form 1065, Schedule K-1) provided to GPM Member by the Company and by GPM Member and the Company to DK Blocker by the Company; (B) has timely paid all material Taxes (whether or not shown as due on such filed Tax Returns) that DK Blocker is otherwise obligated to pay; (C) has duly and timely paid all material Taxes required to be withheld from any payment to a shareholder, partner, employee or any other person; (D) with respect to all Tax Returns filed by or with respect to DK Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (E) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or, as of the date of this Agreement, proposed or threatened in writing which, if resolved in the favor of the Taxing authority, would result in a material Tax deficiency; and (F) does not and has not (except for its interest in GPM Member, cash and marketable securities) legally or beneficially own any interests in any other entities or other assets.

(iii) To the knowledge of DK Blocker Seller, DK Blocker does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(iv) To the knowledge of DK Blocker Seller, there are no liens on the assets of DK Blocker as a result of unpaid Taxes.

(v) DK Blocker is not, and to the knowledge of DK Blocker Seller has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

(vi) DK Blocker is not and has not been a U.S. real property holding corporation during five (5) year period ending on the Closing Date as contemplated by Treasury Regulations Section 1.897-2(h).

(vii) References in this Section 4.3(l) to DK Blocker include references to GPM Member, except for clauses 4.3(l)(i) and 4.3(l)(vi) hereof. Prior to the merger of GPM Member into DK Blocker, GPM Member had been at all times since its formation and through the date of the foregoing merger, been treated either as a disregarded entity or a partnership for U.S. federal and state income tax purposes.

(m) DK Blocker Seller has provided Buyer with a true and correct copy of (i) all of the Organizational Documents of DK Blocker and GPM Member and (ii) the Participation Agreements.

ARTICLE 5

CONSENTS, WAIVER, AND RELEASE

Section 5.1 Consent and Waiver. Each Seller, by its execution and delivery hereof, (i) unconditionally and irrevocably consents to all direct or indirect transfers of Equity Securities pursuant to this Agreement or the BCA and (ii) unconditionally and irrevocably waives any right of first offer or other similar right it may enjoy with respect to any Equity Securities (in each case, including with respect to any transfer of Equity Securities pursuant to this Agreement or pursuant to the BCA), whether any of the foregoing rights arise pursuant to the LLC Agreement, any other documents related to such Seller’s rights as a member of the Company, any other Organizational Documents of the Company or DK Blocker, or otherwise.

Section 5.2 Release.

(a) Each Seller acknowledges and agrees, for itself and for its Affiliates or its or their respective administrators, successors, legatees or assigns (“Releasors”), that (i) it has reviewed this Agreement, including Exhibit A and Exhibit B attached hereto, (ii) the consideration payable to such Seller set forth on Exhibit B attached hereto was determined in accordance with the LLC Agreement and represents the total amount of consideration that such Seller is entitled to under the LLC Agreement as a result of the transactions contemplated hereby and by the BCA, and (iii) such Seller has been afforded the opportunity to discuss the foregoing with the Company and outside legal counsel.

(b) Each Seller hereby irrevocably and unconditionally releases and discharges the Company and Buyer, and each of their respective Affiliates, present and former stockholders, members, directors, officers, employees, attorneys and agents, Affiliates of any of the foregoing, and any of their respective successors and assigns, and their heirs, executors, administrators, successors, legatees and assigns (each a “Released Party”) of and from any and all Claims, other than Excluded Claims.

(c) As used herein:

(i) “Claims” shall mean any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages (whether actual, compensatory, direct, consequential or punitive), judgments, losses, liabilities of whatever kind or nature, in Law, equity or otherwise, whether known or unknown, whether or not concealed or hidden, arising from the beginning of time up to immediately prior to the Closing, which such Seller or its Releasors had, may have had, now have or can, shall or may have, for or by reason of any matter, cause, or thing whatsoever, in all cases, arising from or related to such Seller’s Equity Securities, such Seller’s rights and obligations under the LLC Agreement or any claim that the number of shares of Parentco Common Stock to be received by such Seller pursuant to this Agreement shall not have been determined in accordance with the LLC Agreement or otherwise represents inadequate consideration for such Seller’s Equity Securities, against any Released Party, whether asserted, unasserted, absolute, or contingent, known or unknown; and

(ii) “Excluded Claims” shall mean any Claims relating to the gross negligence, willful misconduct, criminal action, or fraud of any Released Party arising on or before the Closing. Each Seller represents and warrants to the Company and Buyer that, as of the date hereof, such Seller has no knowledge of the existence of any Excluded Claim.

ARTICLE 6

COVENANTS

Section 6.1 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall (i) at the request of any other Party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the consummation of the transaction contemplated hereby and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated hereby, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated hereby for the purpose of securing for the Parties hereto, the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the transactions contemplated hereby.

Section 6.2 Non-Solicitation. Each Seller agrees that such Seller shall (i) be deemed a Representative of the Company for purposes of Section 6.06(a) of the BCA, (ii) not, directly or indirectly, including through any Representative of such Seller, take any action in violation of Section 6.06(a) of the BCA (including any action which the Company is obligated pursuant to Section 6.06(a) of the BCA to instruct its Representatives to cease or not to take), and (iii) if such Seller receives a Company Acquisition Proposal or other offer, proposal, or request described in clause (1) of Section 6.06(a)(ii) of the BCA, provide to Arko notice of such proposal in order for Arko to be able to provide the notice required to be made by it pursuant to such section of the BCA within the timeframe required by such section of the BCA (unless notice has already been provided to Haymaker pursuant to such section of the BCA).

Section 6.3 Confidentiality. Each Seller agrees to continue to be bound by Section 6.3 of the Company’s LLC Agreement as in effect on February 28, 2020, as if such Seller continued to be a “Member” thereunder and such restrictions will continue to apply for a period of five (5) years from and after the Closing Date.

Section 6.4 Transfer Restrictions. During the period beginning on the date hereof through the Closing, each Seller, severally and not jointly, agrees that it shall not, and it shall cause it Affiliates not to, directly or indirectly, (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any Equity Securities, any Company Shares, or any shares of Haymaker Class A Common Stock, or otherwise agree to do any of the foregoing, (b) deposit any Equity Securities, any Company Shares, or any shares of Haymaker Class A Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Equity Securities, any Company Shares, or any shares of Haymaker Class A Common Stock, (d) exercise any warrant or option to acquire an Equity Security, or convert or exchange any convertible or exchangeable Equity Security, or (e) take any action that would have the effect of preventing or disabling such Seller from performing its obligations hereunder, except for, in each case, (i) the completion of the anticipated merger between GPM Member, LLC and DK Blocker with DK Blocker as the surviving entity and (ii) such other arrangements made between a Seller and an Affiliate of such Seller which, in each case, do not cause any representations or warranties of such Seller to be untrue as of the date hereof or as of the Closing and would not have the effect of preventing or disabling such Seller from performing its obligations hereunder. Notwithstanding the foregoing, the provisions of this Section 6.4 will not apply to DK Blocker Seller and its Affiliates with respect to shares of Haymaker Class A Common Stock.

Section 6.5 Tax Matters.

(a) The parties hereto intend that the transfers to Buyer contemplated hereby, together with the transactions contemplated by the BCA, be treated as an exchange under Section 351 of the Code. Buyer, each Seller and their affiliates shall report the transaction in all Tax Returns consistent with the foregoing and shall take no position contrary to the foregoing in any Tax audit or other Action except to the extent required by a final determination of a taxing authority. Sellers are not subject to any agreement to sell or otherwise dispose of any shares of capital stock of Buyer received in the transactions contemplated hereby and do not have any current plan or intention to sell or otherwise dispose of such shares (other than distributions contemplated by Section 351(c) of the Code). The parties will not take any action (other than actions contemplated by this Agreement or the BCA) that is reasonably likely to cause the transactions contemplated hereby and in the BCA, taken together, not to qualify as an exchange under Code Section 351.

(b) Not later than one hundred twenty (120) days following Closing, Buyer shall prepare or cause to be prepared and shall provide to Sellers a draft statement allocating among the assets of the Company, its subsidiaries (i.e., GPM WOC Holdco, LLC as parent to WOC Southeast Holding Corp, Admiral Petroleum Company, Mountain Empire Oil Company, and GPM Petroleum, LLC) and, to the extent applicable, their assets, the consideration provided under this Agreement (including all assumed Liabilities of the Company and its subsidiaries) for purposes of determining the portion of the gain or loss recognized upon the transfer of the Equity Securities pursuant to this Agreement that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code) (the “Allocation Statement”) for each Seller’s review and approval, which shall not be unreasonably be withheld. Buyer and Sellers shall cooperate in good faith to resolve any disagreements regarding the Allocation Statement. In the event any such disagreements cannot be resolved within thirty (30) days, such dispute shall be referred to an independent nationally recognized public accounting firm mutually acceptable to Buyer and Sellers, the costs of which shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. Buyer and Sellers shall not take any position on any Tax Return or in the course of any Tax audit or other Action inconsistent with the allocation provided in the Allocation Statement, except as required pursuant to a final determination of a Tax authority.

(c) Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its subsidiaries, DK Blocker and GPM Member for periods ending on or before or including the Closing Date, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date (the “Buyer Returns”). Buyer shall submit each such Buyer Return that is an income Tax Return of DK Blocker or GPM Member to DK Blocker Seller at least thirty days prior to the due date (taking into account any extensions) of such Buyer Return for Sellers’ review, comment, and approval, which approval shall not be unreasonably withheld, conditioned or delayed. All Tax Returns prepared under this Section 6.5(c) shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and its subsidiaries, DK Blocker and GPM Member.

(d) With respect to the preparation of any income Tax Return of the Company and any Company subsidiary that is a partnership for U.S. federal income tax purposes for any taxable period that includes the Closing Date, the allocation of items with respect to such income Tax Return shall be prepared using such allocation methods and conventions as are determined by Buyer and are consistent with Treasury Regulations Section 1.706-4.

(e) Buyer shall cause the Company and any Company subsidiary treated on the Closing Date as a partnership for federal income tax purposes to file an election under Section 754 of the Code, to the extent the Company or such Company subsidiary has not already done so, to apply the provisions of Section 743(b) of the Code to adjust the basis of their assets to the extent permitted in connection with the transactions contemplated by this Agreement.

(f) For purposes of this Agreement, (i) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, (ii) “Pre-Closing Tax Period” means any taxable periods ending on or before or including the Closing Date, (iii) “Tax” and “Taxes” means all federal, state, local, provincial, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (iv) “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax authority.

(g) After the Closing, the Buyer and its Affiliates (including the Company and the Company subsidiaries) shall not (i) amend or otherwise modify any income Tax Return of the Company or any Company subsidiary relating to a Pre-Closing Tax Period, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect with respect to, income Taxes of the Company and its subsidiaries for any Pre-Closing Tax Period, or (iii) take any other action with respect to a Pre-Closing Tax Period of the Company or any Company subsidiary, unless and to the extent that any such actions described in clause (i) through (iii), individually or in the aggregate, would not cause any Seller to have more than an immaterial amount of additional liability for Taxes with respect to any Pre-Closing Tax Period.

(h) Notwithstanding any other provision of this Agreement, after the Closing, the Company shall comply with, and shall cause the Tax Matters Member thereunder to comply with, the provisions of Section 10.3.2 of the LLC Agreement in effect as of the date hereof. Notwithstanding anything to the contrary herein, the parties hereto agree that this Agreement incorporates the provisions of Section 10.3.2 of the LLC Agreement in effect as of the date hereof and such provisions shall remain effective with respect to the parties hereto without regard as to whether the LLC Agreement is amended, terminated or otherwise rendered ineffective for any other purpose.

(i) Buyer, the Company and the Company subsidiaries, DK Blocker, Sellers, and each of their Affiliates shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the preparation and filing of Tax Returns pursuant to Section 6.5(b) and any audit, litigation or other proceeding with respect to Taxes of DK Blocker, the Company and the Company subsidiaries. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall, and shall cause the

Company subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company or its subsidiaries relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and shall abide by all record retention agreements entered into with any Tax authority.

(j) Tax Distributions.

(i) With respect to Membership Interests other than Membership Interests previously held by GPM Member, after the Closing, the Company shall pay Tax Distributions under Section 5.7 of the LLC Agreement to the Sellers of such Membership Interests with respect to their respective unpaid Tax Liability Amounts under the LLC Agreement as determined through the Closing Date.

(ii) (A) Subject to subclause (B) below, with respect to Membership Interests previously held by GPM Member, after the Closing, the Company shall pay Tax Distributions under Section 5.7 of the LLC Agreement to DK Blocker with respect to GPM Member’s unpaid Tax Liability Amount under the LLC Agreement as determined through the Closing Date. (B) Notwithstanding subclause (A) above, the amount of the Tax Distribution paid to DK Blocker pursuant to subclause (A) above shall not exceed DK Blocker’s share of GPM Member’s unpaid Tax Liability Amount, taking into account the provisions of GPM Member’s governing documents and as determined by DK Blocker. (C) After the Closing the Company shall pay to Davidson Kempner Long-Term Distressed Opportunities Fund II LP, a Delaware limited partnership (“DKLT”) as a Tax Distribution the excess, if any, of the amount determined under subclause (A) above, over the amount determined under subclause (B) above. Tax Distributions under this paragraph (ii) shall be treated as if they were made by the Company to GPM Member, and then by GPM Member to DK Blocker and DKLT for their respective amounts.

(iii) Estimates of Tax Distributions under this Section 6.5(i) as determined by the Company shall be paid no later than the dates provided for in the LLC Agreement and thereafter no later than April 15, 2021 (or if the due date for making final tax payments for individuals with respect to calendar year 2020 is postponed by a change in applicable law, such later date as may apply pursuant to such change). Final Tax Distributions under this Section 6.5(i) shall be determined and paid by the Company no later than the extended due date of the Company’s federal partnership income Tax return for 2020. If the final amount of Tax Distributions payable to a payee hereunder as determined by the Company is greater than the estimated amounts previously paid to the payee hereunder, then the Company shall pay the difference to the payee. If the final amount of Tax Distributions payable to a payee hereunder as determined by the Company is less than the estimated amounts previously paid to the payee hereunder, the payee shall promptly reimburse the difference to the Company upon the Company’s written demand for such payment.

(iv) Tax Distributions paid to DK Blocker under this Section 6.5(i) shall be retained by DK Blocker and shall not be distributed to DK Blocker Seller. The amount of Taxes owed by DK Blocker under Section 6.6(ii) shall be calculated net of the net Tax Distribution paid to DK Blocker under paragraphs (ii) and (iii) above.

Section 6.6 Indemnification by DK Blocker Seller. DK Blocker Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (which shall include Buyer, the Company, DK Blocker and their respective Affiliates after the Closing) and their respective partners, members, directors, officers, managers, shareholders, employees, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses arising out of or resulting from (i) the failure of any of the representations or warranties made by DK Blocker Seller or DK Blocker in Section 4.3 to be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations or warranties speak to a different date, in which case as of such specified date) and (ii) any Taxes of DK Blocker (including Taxes of GPM Member for which DK Blocker is liable) that have been incurred or are accrued (or should have been accrued) but are unpaid as of the Closing Date, based on a closing of the books method at the end of the Closing Date including Taxes attributable to allocation of items of the Company, GPM Member and their direct and indirect subsidiaries for periods or portions of periods ending before or on the Closing Date (with allocations by the Company and its direct and indirect subsidiaries being determined pursuant to Section 6.5(d) above), and including costs and expenses incurred in connection with the defense of any Tax audit or other Tax proceeding relating to Taxes that would be indemnifiable Taxes under this clause. “Losses” means, collectively, any loss, liability, damages, diminution of value, cost or expense (including reasonable legal fees and expenses), including any costs incurred to enforce the obligations under this Section 6.6. For purposes of this Section 6.6, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or knowledge qualification contained in or otherwise applicable to such representation or warranty (except for the knowledge qualifier in Section 4.3(h) as it relates to threatened Actions). Notwithstanding the foregoing, and for the avoidance of doubt, the indemnification set forth in this Section 6.6 shall not include indemnification for corporate Taxes on the unrealized gain (whether accrued or unaccrued) in DK Blocker at the Closing.

Section 6.7 Support Obligations. Each Seller, by this Agreement, with respect to any equity securities held by such Seller or its Affiliates in Arko and/or Haymaker, to the extent applicable, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Haymaker may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, and to cause its Affiliates to vote, in person, by proxy or voting card (and to be counted as present thereat for purposes of calculating a quorum), at any meeting of the shareholders of Arko and/or Haymaker (including any adjournment or postponement thereof), and in any action by written consent of the shareholders of Arko and/or Haymaker, all of such Seller’s Equity Securities and any equity securities held by such Seller or its Affiliates in Arko and/or Haymaker, to the extent applicable, (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, including the First Merger and the Second Merger, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of Arko and/or Haymaker, (c) in favor of any proposal to adjourn or postpone to a later date any meeting of the shareholders of Arko and/or Haymaker at which any of the foregoing matters are submitted for consideration and vote of the shareholders of Arko or Haymaker (as the case may be) if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay, or adversely affect in any material respect the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. Each Seller acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean the Board of Directors of ARKO did not, in compliance with the provisions of the BCA, effect a Company Adverse Approval Change.

Section 6.8 Information. DK Blocker, GPM Member, and each Seller shall, severally and not jointly, furnish all information concerning itself (and (a) DK Blocker Seller shall provide such information with respect to DK Blocker and (b) DK Blocker shall provide such information with respect to GPM Member) as Haymaker or Arko may reasonably request in connection with the preparation, filing and distribution of the Haymaker Proxy Statement/Prospectus, the Registration Statement, and/or the Company Proxy Statement, and any other Company Reporting Documents or Haymaker SEC Reports filed or required to be filed in connection with the Transactions and their consummation (collectively, the “Transaction Filings”). DK Blocker, GPM Member, and each Seller agrees, severally and not jointly, that the information supplied by it (it being understood that information provided with respect to DK Blocker shall be deemed to have been provided by DK Blocker Seller and information provided with respect to GPM Member shall be deemed to have been provided by DK Blocker Seller) for inclusion in any of the Transaction Filings shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Haymaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Haymaker, (iii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) or any other Company Reporting Documents filed or required to be filed in connection with the Transaction and their consummation is first filed with TASE and ISA, (iv) the time of the Haymaker Stockholders’ Meeting or the Company Shareholders’ Meeting, (v) the time any other Haymaker SEC Report is filed or required to be filed in connection with the Transaction and their consummation is first filed with the SEC, and/or (vi) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance should be discovered by DK Blocker or any Seller as to itself (or discovered with respect to DK Blocker by DK Blocker Seller) which is required to be set forth in an amendment or a supplement to the applicable Transaction Filing by the applicable requirements of the ISL, the TASE, the Securities Act and the rules and regulations thereunder, or the Exchange Act and the rules and regulations thereunder, DK Blocker or such Seller shall promptly inform Haymaker.

Section 6.9 GPM Member Merger. Prior to the Closing Date, DK Blocker Seller shall cause GPM Member to merger with and into DK Blocker, with DK Seller as the surviving entity in such merger (the “GPM Member Merger”). All documentation with respect to the GPM Member Merger shall be in form and substance reasonably acceptable to Buyer.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the applicable conditions to closing under ARTICLE VII of the BCA shall have been satisfied (as determined by the parties to the BCA) or waived by the applicable parties to the BCA, in each case prior to the Outside Date (as defined in the BCA and including any extensions provided for in the BCA) (other than, in each case, (A) those conditions that by their nature are to be satisfied at the closing under the BCA (provided that such conditions are capable of being satisfied at such closing or are waived at or prior to such closing) and (B) the condition pursuant to Section 7.01(i) of the BCA), and the transactions contemplated by the BCA shall be consummated substantially concurrently herewith;

(b) all representations and warranties of Buyer (solely as a condition to Sellers’ obligations) and each Seller (solely as a condition to Buyer’s obligations) contained in this Agreement shall be true and correct in all material respects as of the Closing, and consummation of the Closing shall constitute a reaffirmation by each of Buyer and each Seller of each of the representations, warranties and agreements of each such Party contained in this Agreement as of the Closing; and

(c) the Buyer shall pay and reimburse each Seller for its reasonable and documented expenses (including without limitation, reasonable and documented costs and expenses of counsel, accountants, consultants and other advisors) incurred by such Seller or its Affiliates in connection with the negotiation, preparation and consummation of this Agreement and any of the transactions or documents contemplated hereby; provided that reasonable documentation of such expenses has been provided to the Buyer at least three business days prior to the Closing.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement shall be immediately terminated without further force or effect in the event the BCA is terminated.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any Party or their respective officers, directors, equityholders or Affiliates, except (i) as expressly set forth in the BCA, (ii) that nothing in this Section 8.2 shall relieve any Party from any liability or obligation for any knowing and intentional breach of this Agreement prior to such termination (including the right of one Party to compel specific performance by another Party of its obligations under this Agreement), and (iii) that the covenants and agreements set forth in this Section 8.2 and ARTICLE 10 shall survive such termination of this Agreement indefinitely and shall remain in full force and effect.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 9.1 Survival of Representations and Warranties. The representations and warranties contained in Section 4.1(a), (c), (e), and (g), Section 4.2(a), Section 4.3(a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), and (m), and Section 5.2(c)(ii) of this Agreement shall survive the Closing thorough the expiration of the statute of limitations applicable thereto. The representations and warranties contained in the other sections of this Agreement shall survive the Closing for a period of 36 months. The covenants contained in this Agreement shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified party to the indemnifying party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

ARTICLE 10

MISCELLANEOUS

Section 10.1 No Reliance. In making its decision to sell its Equity Securities, each Seller is relying solely on its own knowledge and experience and the representations, warranties and agreements of Buyer (and not on any information provided by the Company or its agents). In making its decision to purchase the Equity Securities, Buyer is relying solely on its own knowledge and experience and the representations, warranties and agreements of Sellers and the representations, warranties, and agreements contained in the BCA and the other Transaction Documents.

Section 10.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

Section 10.3 Jurisdiction and Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The Parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 10.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

Section 10.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Buyer or Haymaker, to it at:

Haymaker Acquisition Corp. II

650 Fifth Avenue, 10th Floor

New York, NY 10019

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke

Email: sidney.burke@dlapiper.com

If to a Seller, to the address set forth for such Seller on the signature page hereof.

Section 10.6 Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by Buyer and Sellers entitled to receive a majority of the shares of Parentco Common Stock under this Agreement; provided that no such amendment may, without the consent of such affected Seller, adversely affect the economic rights of a Seller in a manner that is disproportionate (based on the implied enterprise value of the Company) relative to the other Sellers. Any amendment effected in accordance with this Section 10.6 shall be binding upon all Parties and each of their respective successors and assigns.

Section 10.7 Entire Agreement. This Agreement, the BCA, and any confidentiality agreements between any of the Parties constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 10.8 Parties in Interest; Assigns. This Agreement, shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Buyer may assign any of its rights and obligations under this Agreement to its Affiliate. The rights and obligations of Sellers under this Agreement may only be assigned with the prior written consent of Buyer.

Section 10.9 Waiver. No delay or failure to enforce any provision of this Agreement shall be construed as a waiver of any such provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

Section 10.10 Severable Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12 Expenses. The Buyer shall pay and reimburse each Seller for its reasonable and documented expenses (including without limitation, reasonable and documented costs and expenses of counsel, accountants, consultants and other advisors) incurred by such Seller or its Affiliates in connection with the negotiation, preparation and consummation of this Agreement and any of the transactions or documents contemplated hereby as well as any amendments to this Agreement requested or agreed to by Buyer.

Section 10.13 Claims Against Trust Fund.

(a) Each party hereto understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Haymaker may disburse or cause to be disbursed monies from the Trust Fund only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Haymaker; (ii) to Haymaker (less Haymaker’s deferred underwriting compensation only) after Haymaker consummates a business combination; or (iii) as consideration to the sellers of a target business with which Haymaker completes a business combination.

(b) Each party hereto agrees that, notwithstanding any other provision contained in this Agreement or any other Transaction Document, such party does not now have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between such party on the one hand, and Haymaker on the other hand, this Agreement, any other Transaction Document, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.13(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement or any other Transaction Document, each party hereto hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the First Effective Time), and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit such party from (i) pursuing a claim against Haymaker or the stockholders of Haymaker pursuant to Section 10.14 of this Agreement for specific performance or other equitable relief (but not any monetary relief) in connection with the transactions contemplated by this Agreement or (ii) pursuing any claims that such party may have against Haymaker’s assets or funds that are not held in the Trust Fund. In the event that a party hereto commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Haymaker or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distribution therefrom) or Haymaker’s public stockholders, whether in the form of money damages or injunctive relief, Haymaker and its Representatives, as applicable, shall be entitled to recover from such party (or (A) in the case of DK Blocker, from DK Blocker Seller and (B) in the case of GPM Member, from GPM Member Seller, DK Blocker, and/or DK Blocker Seller) the associated legal fees and costs in connection with any such action, in the event Haymaker or its Representatives, as applicable, prevails in such action or proceeding.

Section 10.14 Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.15 Several Obligations. The Parties acknowledge and agree that the obligations of each Seller under this Agreement are several, not joint, and no Seller shall have any responsibility or obligation whatsoever for any other Seller.

Remainder of page intentionally left blank

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Buyer:

ARKO Corp.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

Haymaker:

Haymaker Acquisition Corp. II

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

[Signature Page to the Equity Purchase Agreement]

Sellers:

GPM HP SCF Investor, LLC

By:	/s/ Sean Murphy
Name: Sean Murphy
Title: Authorized Person

Notice information:

Address:

c/o Harvest Partners Structured Capital Fund, L.P.

280 Park Avenue, 26th Floor West

New York, NY 10017

Attention:	Sean Murphy

Email:	SMurphy@HarvestPartners.com

[Signature Page to the Equity Purchase Agreement]

ARCC Blocker II LLC

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

CADC Blocker Corp.

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares Centre Street Partnership, L.P.

By:	Ares Centre Street GP, Inc., as general partner

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares Private Credit Solutions, L.P.

By:	Ares Capital Management, LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares PCS Holdings Inc.

By:	Ares Capital Management, LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares ND Credit Strategies Fund LLC

By:	Ares Capital Management, LLC, its account manager

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares Credit Strategies Insurance Dedicated Fund Series Interests of SALI Multi-Series Fund, L.P.

By:	Ares Management LLC, its investment subadvisor
By:	Ares Capital Management LLC, as subadvisor

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares SDL Blocker Holdings LLC

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares SFERS Credit Strategies Fund LLC

By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares Direct Finance I LP

By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

Ares Capital Corporation

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Notice information:

Address:

c/o Ares Capital Management LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:	Brian Goldman

Email:	goldman@aresmgmt.com

[Signature Page to the Equity Purchase Agreement]

DK Blocker Seller:

GPM Owner, LLC

By:	/s/ Avram Z. Friedman
Name: Avram Z. Friedman
Title: Authorized Person

DK Blocker:

GPM Holdings, Inc.

By:	/s/ Avram Z. Friedman
Name: Avram Z. Friedman
Title: Authorized Person

GPM Member:

GPM Member, LLC

By:	/s/ Avram Z. Friedman
Name: Avram Z. Friedman
Title: Authorized Person

Notice information:

Address:

c/o Davidson Kempner Capital Management

520 Madison Avenue, 30th Floor

New York, New York 10022

Attention:	Avram Z. Friedman and Kevin Dibble

Email:	afriedman@dkp.com; kdibble@dkp.com

[Signature Page to the Equity Purchase Agreement]